THIS WARRANT AND THE SHARES OF COMMON STOCK OF FOUNTAIN PHARMACEUTICALS, INC. TO BE ISSUED UPON ANY EXERCISE OF THE WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND THIS WARRANT MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY SUCH STATE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                     WARRANT

         This Warrant is issued as of the 31st day of December, 1998, by Fountain Pharmaceuticals, Inc. a Delaware corporation (the "Company"), to Joseph Schuchert ("Schuchert"), an individual, together with any assignee of this Warrant, the "Holder."

                                   WITNESSETH:

         1. Issuance of Warrant; Term. For and in consideration of providing the advances necessary to support the working capital needs of the Company, represented by that certain Secured Promissory Note dated as of December 31, 1998 (the "Note"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder, subject to the provisions hereinafter set forth, the right to purchase shares of Common Stock, $.001 par value, of the Company (the "Common Stock") at a price of $.65 per share. This Warrant shall entitle the Holder to purchase 1.6 shares of Common Stock for each one dollar advanced as principal under the Note by Schuchert, and 1.6 shares of Common Stock for each one dollar of accrued interest that is unpaid when due under the Note. The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until December 31, 2003 (the "Expiration Date").

         2. Reservation of Shares; Preservation of Rights of Holder. The Company hereby represents and agrees that there is and shall be reserved for issuance or delivery upon exercise of these Warrants, such number of Shares as shall be required for issuance or delivery upon exercise of these Warrants. The Warrants surrendered upon exercise shall be canceled by the Company. After the Expiration Date, no shares of Common Stock shall be subject to reservation in connection with these Warrants. The Company further agrees (I) that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observation or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, (ii) promptly to take all action as may from time to time be required in order to permit the Holder to exercise these Warrants and the Company duly and effectively to issue shares of its Common Stock or other securities as provided herein upon the exercise hereof, and (iii) promptly to take all commercially reasonable action required or provided herein to protect the rights of the Holder

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

granted hereunder against dilution. Without limiting the generality of the foregoing, should the Shares at any time consist in whole or in part of shares of capital stock having a par value, the Company agrees that before taking any action which would cause an adjustment of the Exercise Price so that the same would be less than the then par value of such Shares, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at the Exercise Price as so adjusted. The Company further agrees that it will not establish a par value for its Common Stock while this Warrant is outstanding in an amount greater than the Exercise Price.

         3. Exercise Price. The Exercise Price per share for which all or any of the Shares may be purchased pursuant to the terms of these Warrants shall be determined as provided in Section 1 above, subject to adjustments set forth herein.

         4. Exercise. These Warrants may be exercised by the holder hereof as to all or any increment or increments of 10,000 Shares (or the balance of the Shares if less than such number), upon delivery of written notice of intent to exercise to the Company at the following address: 7279 Bryan Dairy Road, Largo, Florida 33777 or such other address as the Company shall designate in a written notice to the Holder hereof, together with the Warrant and a certified or cashier's check (or such other check as agreed to by the Holder and the Company) payable to the Company for the aggregate purchase price of the Shares so purchased. Upon exercise of any Warrants as aforesaid, the Company shall as promptly as practicable, and in any event within 15 days thereafter, execute and deliver to the holder of the Warrant a certificate or certificates for the total number of Shares for which the Warrant is being exercised in such names and denominations as are requested by such holder. The Exercise Price may, at the election of any Holder, also be paid by setting off a dollar for dollar amount against any obligation owing to the Holder or its assigns by the Company, in which case the notice of exercise shall identify such election and the obligation and amount to which the set-off applies. If any Warrant shall be exercised with respect to less than all of the Shares, the holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes owed by the Company which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

         5. Covenants and Conditions. The above provisions are subject to the following:

                  (a) Neither these Warrants nor the Shares have been registered under the Securities Act of 1933 ("Securities Act") or any state securities laws ("Blue Sky Laws"). These Warrants have been acquired for investment purposes and not with a view to distribution or resale and may not be made subject to a security interest, pledged, hypothecated, sold or otherwise transferred without (I) an effective registration statement for such Warrants under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel selected by the Holder that registration is not required under the Securities Act or under any applicable Blue Sky Laws. In such event, the opinion of counsel shall be in a form acceptable to the Company and such counsel shall be paid for by Holder requesting such opinion. Transfer of the Shares issued upon the exercise of these Warrants shall be restricted in the same manner and to the same extent as the Warrants and the certificates representing such Shares shall bear substantially the following legend:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

         The holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of these Warrants and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

                  (b) The Company covenants and agrees that all Shares which may be issued upon exercise of these Warrants will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and pre-emptive rights, if any, with respect thereto or to the issuance thereof.

         6. Transfer of Warrant. Subject to the provisions of Section 5, these Warrants may be transferred by the Holder. Upon receipt of a reasonably acceptable form of assignment and a delivery of the required legal opinion, if applicable, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses (other than the costs of Holder's counsel) incurred in connection with the preparation, issuance and delivery of Warrants under this Section.

         7. Warrant Holder Not Shareholder. These Warrants do not confer upon the Holder hereof, as such, any right whatsoever as shareholders of the Company.

         8. Adjustment Upon Changes in Stock. If all or any portion of these Warrants shall be exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of the Company occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock (or shall be issuable in respect of securities of securities convertible into shares of Common Stock) or upon exercise of rights (other than these Warrants) to purchase shares of Common Stock or shares of such Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the Holder exercising Warrants shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if the Warrants had been exercised immediately prior to such stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation. If any adjustment under this Section 8 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fraction share shall be disregarded and the number of shares subject to the Warrants shall be the next lower number of shares, rounding all fractions downward. Whenever there shall be an adjustment pursuant to this Section 8, the Company shall immediately notify the Holder of the Warrants of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

         9. Certain Notices. In case at any time the Company shall propose to:

                  (a) declare any cash dividend upon its Common Stock;

                  (b) declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

                  (c) reorganize, or reclassify or issue any subscription rights affecting the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell or transfer all or substantially all of its assets to, another person or entity; or

                  (d) voluntary or involuntary dissolve, liquidate or wind up the affairs of the Company;

then, in any one or more of said cases, the Company shall give, by certified or registered mail, (I) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Any notice required by class
(I) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the Holder of Common Stock shall be entitled thereto, and any notice required by (ii) shall specify the date on which the Holder of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         In addition, so long as the Warrants shall be outstanding, (a) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of Common Stock or securities convertible into Common Stock or any other similar rights, or (b) if the Company shall give to its stockholders any notice, report, or other communication respecting any significant or special action or event, then in such event, the Company shall give to the Holder, at least ten days prior to the relevant date described below (or such shorter period as is reasonably possible if ten days is not reasonably possible), a notice containing a description of the proposed action or event and stating the date or expected date on which a record of the Company's stockholders is to be taken for any of the foregoing purposes, and the date or expected date on which any such event is to take place. In such event, the Holder shall have the right to subscribe or participate to the same proportionate extent of Common Stockholders, as though then a stockholder of any of the Shares purchasable upon exercise of the Warrants.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                                                 FOUNTAIN PHARMACEUTICALS, INC.


         [SEAL]                                  By: /s/ Gerald T. Simmons
                                                    ---------------------------
                                                 Title:   President/CEO
                                                    ---------------------------



Attested as recorded in the books of the Company:


-------------------------------------------------
Secretary of Fountain Pharmaceuticals, Inc.



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